Exhibit  99.1

Steelcase Reports Fourth Quarter Profit and Full Fiscal Year 2003 Results; Full Year Results Reflect Correction of First Quarter Charge Related to Adoption of SFAS 142

    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--March 31, 2003--Steelcase Inc. (NYSE:SCS) today reported revenue totaling $637.8 million for its fourth quarter ended Feb. 28, 2003, a decrease of 3.4 percent compared with $660.4 million in the same quarter last fiscal year, and a sequential quarter decrease of 1.4 percent. The fourth quarter of fiscal 2003 included an extra shipping week and average weekly revenue for the quarter was $45.6 million. Acquisitions contributed revenue of $5.8 million in the quarter.
    Steelcase reported net income of $17.6 million, or $0.12 per share for the fourth quarter of fiscal 2003, compared with a net loss of $(34.3) million, or $(0.23) per share in the prior year quarter. Fourth quarter results benefited by approximately $2.2 million, or $0.01 per share from the change in accounting for goodwill effective at the beginning of fiscal 2003.
    Net income excluding non-recurring items was $2.8 million, or $0.02 per share in the fourth quarter. This compares with a net loss excluding non-recurring items of $(14.2) million, or $(0.10) per share in the fourth quarter last year. These results exceeded the company's previous outlook due to higher than forecasted sales volume and faster realization of cost savings initiated throughout the fiscal year.
    Non-recurring items totaled a net gain of $14.8 million after-tax in the fourth quarter. The company realized after-tax gains of $10.9 million on the sale of real estate, $9.5 million related to reduced post-retirement benefits triggered by a substantial reduction in plan participants and $3.9 million on the sale of leased assets. These gains were offset by charges related to restructuring activities in the North America and International segments totaling $(9.5) million after-tax.
    "I'm proud of the Steelcase employees around the world who have worked so hard to return the company to profitability this quarter despite less volume than in the same quarter last year," said Jim Hackett, president and chief executive officer. "We are successfully managing through the challenging impacts of record low levels of business capital investment and the worst-ever downturn in our industry."
    "This quarter's profit demonstrates the improved leverage in our operating model today," said James Keane, chief financial officer. "Overall, the company has reduced its quarterly breakeven point to approximately $590 million, reduced debt to its lowest level in four years and continues to generate positive cash flow."

    Fiscal Year 2003 Results

    The company reported revenue of $2.6 billion for its fiscal year 2003, a decline of 16.3 percent from last year. Fiscal 2003 included an extra shipping week. Acquisitions contributed revenue of $157.1 million in the year.
    Steelcase reported a net loss of $(266.1) million, or $(1.80) per share in fiscal 2003 compared with net income of $1.0 million, or $0.01 per share in the prior year. Reported net loss reflects a non-cash, after-tax charge of $(229.9) million, or $(1.56) per share associated with adopting SFAS 142 "Goodwill and Other Intangible Assets." Net loss also reflects net non-recurring items totaling $(21.0) million.

    Excluding the cumulative effect of the accounting change and net non-recurring items, the company incurred a loss of $(15.2) million, or $(0.10) per share in fiscal 2003.
    Full year results reflect a correction of the first quarter charge related to the adoption of SFAS 142. The company originally recorded a non-cash charge of $(170.6) million related to impairment of goodwill in its International business segment. The company and a valuation consultant worked together to perform the original calculation, which the company's auditors reviewed at that time. At year-end, an error in the original calculation was identified and corrected, resulting in a revised first quarter non-cash charge of $(229.9) million. As a result, the company is not in compliance with one of its debt covenants affecting obligations of $94.1 million, and is in process of securing a temporary waiver with its lenders, who have indicated confidence that this will be approved. The SFAS 142 adoption charge has no effect on revenue, operating income, or cash flow, and does not affect net income in any other quarter. The company plans to reflect this correction in its Form 10-K filing.
    Steelcase increased cash on hand to $128.9 million at the end of fiscal 2003 compared with $69.4 million in fiscal 2002. Debt outstanding declined to $324.2 million compared with $593.7 million last year. Debt, net of cash, declined $329.0 million since last year. Year-end debt included $249 million of fixed rate term notes. The company had no outstanding borrowings against its revolving credit facility.
    Net income excluding non-recurring items represents a non-GAAP financial measure. A table reconciling this measure to the appropriate GAAP (Generally Accepted Accounting Principles) measure, is included in the Notes to the condensed consolidated financial statements included in this release.

    Outlook

    Steelcase expects revenue in the first quarter of fiscal 2004 to be as much as 5 percent lower than the fourth quarter, after adjusting for the extra shipping week. Order rates and bid activity have strengthened since mid-January, which may reflect the beginning of the seasonal rebound typical of the first quarter. Therefore, the company expects first quarter order rates to track at or above fourth quarter levels. Global economic uncertainty, the conflict in Iraq, and other factors could negatively affect this outlook.
    The company has already implemented several actions in anticipation of lower first quarter revenue. In March, Steelcase reduced its salaried workforce by 250 positions and issued notices of possible layoff to 250 hourly employees. Additionally, the company's North America manufacturing and office operations will be idled for one week in April.
    The company anticipates first quarter net earnings, before non-recurring items, in the range of breakeven to $(0.05) per share. The company estimates net non-recurring charges in the first quarter in the range of $(7.0) million to $(10.0) million after-tax for restructuring activities. Therefore, the company is expecting reported net earnings to be in the range of $(0.05) to $(0.12) per share.
    Mr. Hackett concluded, "At the same time that we've worked hard to cut costs, we've stayed focused on our strategies. We know that pressures and changes within our industry are certain to continue. However, we are confident in the strength of our product portfolio and user-centered solutions. Together with the cost structure we now have in place from the profit improvement initiatives implemented in the past two years, we believe we are on track to leverage sales growth into earnings improvement as the industry recovers."

    Reconciliation of First Quarter Fiscal Year 2004 Outlook

    (in millions, except per share data):

                                             Three Months Ended
                                      --------------------------------
                                                May 30, 2003
                                      --------------------------------
                                          Dollars        Per share
                                      --------------- ----------------
Net income (loss) and earnings (loss)
 per share, as projected - GAAP         $(7.0)-(17.5)   $(0.05)-(0.12)

Less: non-recurring items, net           (7.0)-(10.0)    (0.05)-(0.07)
                                      --------------- ----------------

Net income (loss) and earnings (loss)
 per share, before non-recurring
 items - non-GAAP                          $0.0-(7.5)     $0.00-(0.05)
                                      --------------- ----------------
*T

    Business Segment Results
    (in millions)


                          Fourth Quarter
                        Three Months Ended        Twelve Months Ended
                        ------------------        -------------------
                   Feb. 28, Feb. 22, % Inc  Feb. 28,  Feb. 22, % Inc
                    2003     2002    (Dec)    2003      2002    (Dec)
                    ----     ----    -----    ----      ----    -----
Revenue
-------
North America(1)    $356.6  $380.9  (6.4)%  $1,497.9  $1,930.0 (22.4)%

Steelcase Design      68.1    65.9   3.3 %     291.2     330.5 (11.9)%
 Partnership(2)

International(3)     137.1   133.6   2.6 %     485.9     596.9 (18.6)%

Financial Services(4)  8.6    18.5 (53.5)%      32.3      79.6 (59.4)%

Other(5)              67.4    61.5   9.6 %     279.6     152.5  83.3 %
                     -----   -----           -------   -------
Consolidated        $637.8  $660.4  (3.4)%  $2,586.9  $3,089.5 (16.3)%
 Revenue             =====   =====           =======   =======

Business Segment Footnotes

(1) North America business segment includes the company's Steelcase and Turnstone brands and consolidated dealers in the U.S. and Canada.
(2) The Steelcase Design Partnership (SDP) business segment includes the company's Brayton, Designtex Group, Details, Metro and Vecta subsidiaries.
(3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.
(4) Financial Services business segment includes customer leasing and dealer financing services.
(5) Other includes the company's PolyVision, IDEO and Attwood subsidiaries, other ventures and unallocated corporate expenses.

Operating Income (Loss)            Three Months Ended

                    As Reported     Non-recurring     Excluding Non-
                                         Items        recurring Items
                 ----------------- ----------------- -----------------

                 Feb. 28, Feb. 22, Feb. 28, Feb. 22, Feb. 28, Feb. 22,
                   2003     2002     2003     2002     2003     2002
                 -------- -------- -------- -------- -------- --------
North America(a)   $18.1   $(10.2)  $(10.9)   $12.1     $7.2     $1.9
Steelcase Design
 Partnership(b)     (1.4)    (2.0)     0.7      1.2     (0.7)    (0.8)
International(c)    (5.7)   (30.7)     9.7     18.5      4.0    (12.2)
Financial
 Services(d)        (1.0)     1.7       --       --     (1.0)     1.7
Other(e)            (2.8)    (6.8)     0.4      0.1     (2.4)    (6.7)
                 -------- -------- -------- -------- -------- --------
 Consolidated
  Operating
  Income (Loss)     $7.2   $(48.0)   $(0.1)   $31.9     $7.1   $(16.1)
                 ======== ======== ======== ======== ======== ========

Operating Margin
 Percent             1.1%   (7.3)%      --      4.9%     1.1%   (2.4%)



Operating Income (Loss)             Twelve Months Ended

                    As Reported     Non-recurring     Excluding Non-
                                         Items        recurring Items
                 ----------------- ----------------- -----------------

                 Feb. 28, Feb. 22, Feb. 28, Feb. 22, Feb. 28, Feb. 22,
                   2003     2002     2003     2002     2003     2002
                 -------- -------- -------- -------- -------- --------
North America(a)  $(19.1)   $51.6    $20.4    $29.7     $1.3    $81.3
Steelcase Design
 Partnership(b)     14.5     23.7      1.4      1.2     15.9     24.9
International(c)   (27.1)   (35.1)    17.8     18.5     (9.3)   (16.6)
Financial
 Services(d)        (0.1)    10.5      0.5       --      0.4     10.5
Other(e)           (21.4)   (31.0)    10.5      0.9    (10.9)   (30.1)
                 -------- -------- -------- -------- -------- --------
 Consolidated
  Operating
  Income (Loss)   $(53.2)   $19.7    $50.6    $50.3    $(2.6)   $70.0
                 ======== ======== ======== ======== ======== ========

Operating Margin
 Percent           (2.1)%     0.6%     2.0%     1.7%   (0.1)%     2.3%

(a) North America non-recurring items for the fourth quarter of fiscal 2003 consisted of workforce reductions of $(2.9) million, business exit costs of $(0.6) million and a $14.4 million post-retirement benefit curtailment gain. Non-recurring items for the fourth quarter of fiscal 2002 consisted of workforce reductions of $(3.6) million and asset impairments of $(8.5) million. Fiscal year-to-date 2003 non-recurring items consisted of workforce reductions of $(33.6) million, business exit costs of $(1.2) million and a post-retirement curtailment gain of $14.4 million. Non-recurring items for fiscal 2002 consisted of workforce reductions of $(21.2) million and asset impairments of $(8.5) million.
(b) SDP non-recurring items included workforce reductions of $(0.7) million and $(1.2) million for the fourth quarter of fiscals 2003 and 2002, respectively. Fiscal year-to-date non-recurring items consisted of workforce reductions of $(1.4) million and $(1.2) million for 2003 and 2002, respectively.
(c) International non-recurring items for the fourth quarter and year-to-date of fiscal 2003 consisted of restructuring and workforce reduction costs of $(9.7) million and $(17.8) million, respectively. Fiscal 2002 fourth quarter and year-to-date non-recurring items consisted of workforce reduction costs of $(18.5) million.
(d) Fiscal year-to-date 2003 non-recurring items for Financial Services included workforce reduction costs of $(0.5).
(e) Fourth quarter fiscal 2003 non-recurring items for the other category included workforce reductions of $(1.2) million offset by a $0.8 million post-retirement benefit curtailment gain. Non-recurring items for the fourth quarter of fiscal 2002 included workforce reduction costs of $(0.1) million. Fiscal 2003 non-recurring items consisted of business exit costs of $(8.0) million, workforce reductions of $(3.3) million and a $0.8 million post-retirement benefit curtailment gain. Fiscal 2002 non-recurring items included workforce reductions of $(0.9) million.

    Other

    The company is furnishing this earnings release to the Securities and Exchange Commission via Form 8-K and it is hereby incorporated by reference. The information provided on Form 8-K includes a summary of each non-GAAP financial measure included in this earnings release and the reasons management believes these non-GAAP financial measures are useful to investors.

    Webcast

    Steelcase will webcast its conference call reviewing fourth quarter and full fiscal year financial results on Tuesday, April, 1, 2003 at 11:00 a.m. Eastern Time. A replay will also be available through April 30, 2003. Details and links to the webcast are accessible at the company's website: www.steelcase.com.

    About Steelcase Inc.

    Steelcase Inc., a Fortune 500 company, helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that harmoniously integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2003 revenue was approximately $2.6 billion. Steelcase Inc. and its subsidiaries have dealers in more than 830 locations, manufacturing facilities in over 40 locations and approximately 16,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS. For more information, visit www.steelcase.com.

    Forward-looking Statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future performance. For example, certain portions of this release contain various "forward-looking statements," including those relating to anticipated revenue, order rates, earnings/losses, and charges. Such statements involve certain risks and uncertainties that could cause actual results to vary. The company's performance may differ materially from that contemplated by forward-looking statements for a variety of reasons, including, but not limited to: competitive and general economic conditions/uncertainty domestically and internationally; delayed or lost sales and other impacts related to acts of terrorism, acts of war and governmental action; changes in domestic and international government laws and regulations; major disruptions at our key facilities or in the supply of any key raw materials; competitive pricing pressure; pricing changes by the company or its competitors; currency fluctuations; changes in customer demand and order patterns; changes in relationships with customers, suppliers, employees and dealers; product (sales) mix; the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; possible acquisitions or divestitures by the company; the company's ability to reduce costs, including ramp-up costs associated with new products and to improve margins on new products; the impact of workforce reductions (including elimination of temporary workers, hourly layoffs, early retirement programs and salaried workforce reductions); the company's success in integrating acquired businesses, initiating and managing alliances and global sourcing, transitioning production of its products to other manufacturing facilities as a result of production rationalization and implementing technology initiatives; changes in business strategies and decisions; and other risks detailed in the company's Form 10-K for the year ended February 22, 2002 and other filings with the Securities and Exchange Commission.


                            STEELCASE INC.

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (in millions, except per share data)

                                 (Unaudited)
                             Three Months Ended   Twelve Months Ended
                                                 (Unaudited)
                               Feb. 28,  Feb. 22,  Feb. 28,  Feb. 22,
                                 2003      2002      2003      2002
                               -------- --------- ---------- ---------
  Revenue                      $637.8   $660.4  $ 2,586.9  $ 3,089.5
  Cost of sales                 439.3    463.0    1,835.8    2,126.3
  Restructuring costs             5.8     20.9        4.7       29.8
                               -------- --------- ---------- ---------

               Gross profit     192.7    176.5      746.4      933.4
  Operating expenses            180.8    213.5      754.9      893.2
  Restructuring costs             4.7     11.0       44.7       20.5
                               -------- --------- ---------- ---------

               Operating income
                (loss)            7.2    (48.0)     (53.2)      19.7
  Interest expense               (5.4)    (6.6)     (20.9)     (20.5)
  Other income (expense), net    24.8     (2.9)      14.9       (0.5)
                               -------- --------- ---------- ---------

               Pre-tax income
                (loss)           26.6    (57.5)     (59.2)      (1.3)
  Income tax provision
   (benefit)                     10.0    (22.3)     (22.2)      (1.5)
                               -------- --------- ---------- ---------

               Income (loss)
                after taxes      16.6    (35.2)     (37.0)       0.2
  Equity in net income of joint
   ventures and dealer
   transitions                    1.0      0.9        0.8        0.8
                               -------- --------- ---------- ---------

               Income (loss)
                before
                cumulative
                effect of
                accounting
                change           17.6    (34.3)     (36.2)       1.0
  Cumulative effect of
   accounting change                -        -     (229.9)         -
                               -------- --------- ---------- ---------

               Net income
                (loss)         $ 17.6   $(34.3) $  (266.1) $     1.0
                               -------- --------- ---------- ---------

  Earnings (loss) per share
   before cumulative effect of
   accounting change           $ 0.12   $(0.23) $   (0.24) $    0.01
  Cumulative effect of
   accounting change per share      -        -      (1.56)         -
                               -------- --------- ---------- ---------

  Earnings (loss) per share    $ 0.12   $(0.23) $   (1.80) $    0.01
                               -------- --------- ---------- ---------

  Dividends declared per common
   share                       $ 0.06   $ 0.06  $    0.24  $    0.39
                                ------   ------   --------   --------
  Weighted Average Shares
   Outstanding -
    Basic                       147.6    147.3      147.6      147.3
     Diluted                    147.6    147.9      147.7      147.7

                            STEELCASE INC.

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (in millions)
                                               (Unaudited)
                                                Feb. 28,     Feb. 22,
                                                   2003       2002
----------------------------------------------------------------------

                    ASSETS
  Current assets:
    Cash and cash equivalents                    $  128.9   $   69.4
    Accounts receivable, net                        367.2      367.2
    Notes receivable, net                            45.6       85.4
    Leased assets, net                               37.8      109.1
    Inventories                                     129.8      147.1
    Other current assets                             92.1      103.8
                                               ------------ ----------

               Total current assets                 801.4      882.0

  Property and equipment, net                       785.3      896.8
  Notes receivable, net                              25.5       11.7
  Leased assets, net                                101.9      324.1
  Goodwill and other intangible assets, net         305.1      540.2
  Other assets                                      317.5      312.7
                                               ------------ ----------

               Total assets                      $2,336.7   $2,967.5
                                               ------------ ----------


     LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                             $  145.4   $  163.5
    Short-term borrowings and current portion
     of long-term debt                               30.0      160.1
    Accrued expenses:
         Employee compensation                       90.9       84.6
         Employee benefit plan obligations           39.6       51.0
         Other                                      215.4      213.9
                                               ------------ ----------

               Total current liabilities            521.3      673.1
                                               ------------ ----------

  Long-term liabilities:
    Long-term debt                                  294.2      433.6
    Employee benefit plan obligations               219.2      248.3
    Other long-term liabilities                      46.9       57.0
                                               ------------ ----------

               Total long-term liabilities          560.3      738.9
                                               ------------ ----------

               Total liabilities                  1,081.6    1,412.0
                                               ------------ ----------

  Shareholders' equity:
    Common stock                                    286.2      282.3
    Accumulated other comprehensive income
     (loss)                                         (50.2 )    (47.4 )
    Retained earnings                             1,019.1    1,320.6
                                               ------------ ----------

               Total shareholders' equity         1,255.1    1,555.5
                                               ------------ ----------

               Total liabilities and
                shareholders' equity             $2,336.7   $2,967.5
                                               ------------ ----------

                            STEELCASE INC.

            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions)
                                                  Twelve Months Ended
                                                 (Unaudited)
                                                   Feb. 28,   Feb. 22,
                                                    2003        2002
                                                 -----------  --------
OPERATING ACTIVITIES
Net income (loss)                                  $(266.1 ) $   1.0
Depreciation and amortization                        157.0     172.4
Cumulative effect of accounting change               229.9        --
Restructuring charges (payments), net                 (3.3 )    21.7
Changes in operating assets and liabilities, net
 of corporate acquisitions                           (48.9 )    68.4
Other, net                                           (26.8 )    31.1
                                                 ----------- ---------

Net cash provided by (used in) operating
 activities                                           41.8     294.6
                                                 ----------- ---------

INVESTING ACTIVITIES
Capital expenditures                                 (76.5 )  (123.0 )
Proceeds from the disposal of fixed assets            55.6      18.7
Proceeds from the disposal of leased assets          302.0        --
Net decrease in notes receivable and leased
 assets                                               18.0      77.7
Acquisitions, net of cash acquired                    (2.9 )  (214.6 )
Other, net                                            20.5      (9.2 )
                                                 ----------- ---------

Net cash provided by (used in) investing
 activities                                          316.7    (250.4 )
                                                 ----------- ---------

FINANCING ACTIVITIES
Long-term debt issuance (repayments), net           (138.7 )   119.4
Short-term borrowings (repayments), net             (131.2 )   (69.9 )
Common stock issuance                                  3.8       0.5
Common stock repurchase                                 --      (4.4 )
Dividends paid                                       (35.4 )   (57.5 )
                                                 ----------- ---------

Net cash provided by (used in) financing
 activities                                         (301.5 )   (11.9 )
                                                 ----------- ---------

Effect of exchange rate changes on cash and cash
 equivalents                                           2.5      (1.9 )
                                                 ----------- ---------

Net increase (decrease) in cash and cash
 equivalents                                          59.5      30.4
Cash and cash equivalents, beginning of period        69.4      39.0
                                                 ----------- ---------

Cash and cash equivalents, end of period           $ 128.9   $  69.4
                                                    =======   =======

                            STEELCASE INC.

         Notes to condensed consolidated financial statements

    1. The following table is provided to reconcile net income in accordance with Regulation G (unaudited and in millions, except per share data):

                                       2003               2002
                                ------------------- ------------------
         Fourth Quarter         Dollars  Per share  Dollars  Per share
                                -------- ---------- -------- ---------
Net income (loss) and earnings
 (loss) per share, as reported    $17.6      $0.12   $(34.3)   $(0.23)

   Less: non-recurring items,
    net (charges)                  14.8       0.10    (20.1)    (0.13)
                                -------- ---------- -------- ---------

Net income (loss) and earnings
 (loss) per share, before non-
 recurring items                   $2.8      $0.02   $(14.2)   $(0.10)
                                ======== ========== ======== =========

          Year-to-Date
Net income (loss) and earnings
 (loss) per share, as reported  $(266.1)    $(1.80)    $1.0     $0.01

   Less: cumulative effect of
    accounting change            (229.9)     (1.56)      --        --

   Less: non-recurring items,
    net                           (21.0)     (0.14)   (33.7)    (0.23)
                                -------- ---------- -------- ---------

Net income (loss) and earnings
 (loss) per share, before
 cumulative effect of accounting
 change and non-recurring items  $(15.2)    $(0.10)   $34.7     $0.24
                                ======== ========== ======== =========


    See the fourth quarter fiscal 2003 earnings release text for explanation of 2003 data included in the above table.

    Fourth quarter fiscal 2002 after-tax non-recurring items included workforce reductions of $(14.7) million and asset impairments of $(5.4) million. Year-to-date fiscal 2002 after-tax non-recurring items consisted of workforce reductions of $(26.3) million, asset impairments of $(5.4) million, non-operating dealer transition charges of $(4.4) million and a non-operating gain of $2.4 million on the sale of the corporate jet.


    CONTACT: Steelcase Inc.
             Investor:
             Raj Mehan, 616/698-4734
             or
             Media:
             Lisa Kerr, 616/698-4487